Exhibit 4.37

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED (INDICATED BY: [***]) FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Version

Royalty Purchase Agreement
By and Between
PureTech Health LLC, as the Seller, and
Solely for purposes of Article 4 and Section 10.13, PureTech Health PLC, as the Seller Parent, on the one hand
and
Royalty Pharma Investments 2019 ICAV, as the Buyer, on the other hand

Dated as of March 22, 2023

Page

-i-

(continued)
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-ii-

(continued)
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Index of Exhibits
Exhibit A:        Seller’s Wire Transfer Instructions
Exhibit B:        Form of Bill of Sale
Exhibit C:        Form of Licensee Instruction Letter
Exhibit D-1:        Form of Bilateral Common Interest and Joint Privilege Agreement
Exhibit D-2:        Form of Trilateral Common Interest and Joint Privilege Agreement
Exhibit E:        Form of Escrow Agreement
Exhibit F:        License Agreement
Exhibit G:        Form of Assumption Agreement
Exhibit H:        Additional Covenants

-iii-

ROYALTY PURCHASE AGREEMENT
This ROYALTY PURCHASE AGREEMENT, dated as of March 22, 2023 (this “Agreement”), is made and entered into by and between PureTech Health LLC, a Delaware limited liability company (the “Seller”), and solely for purposes of Article 4 and Section 10.13, PureTech Health PLC, a company incorporated under the laws of England and Wales (the “Seller Parent”), on the one hand; and Royalty Pharma Investments 2019 ICAV, an Irish collective asset-management vehicle (the “Buyer”), on the other hand. Unless otherwise defined in this Agreement, capitalized terms have the meanings ascribed to them in Section 1.1 below.
RECITALS:
WHEREAS, pursuant to the License Agreement, the Seller granted to Licensee a license with respect to the Licensed Patents to exploit the Licensed Products, and Licensee, in partial consideration thereof, agreed to pay specified royalties to the Seller with respect to Net Sales of the Licensed Products; and
WHEREAS, the Buyer desires to purchase the Purchased Royalty from the Seller, and the Seller desires to sell the Purchased Royalty to the Buyer.
NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:
Article 1
DEFINED TERMS AND RULES OF CONSTRUCTION
Section 1.1Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Additional Purchase Price Payment” is defined in Section 2.1(b).
“Affiliate” means, with respect to any particular Person, any other Person directly or indirectly, and whether by contract or otherwise, controlling, controlled by or under common control with such Person. For purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting securities of such entity, or by contract or otherwise. For the avoidance of doubt, Licensee shall not be considered an “Affiliate” of the Seller.
“Agreement” is defined in the preamble.
“Applicable Percentage” means, on a calendar year-by-calendar year basis, 100%, until the portion of aggregate Purchased Royalties received by the Buyer with respect to Net Sales of Licensed Products occurring during such calendar year equals at least $60,000,000, and thereafter 33.33% with respect to Net Sales of Licensed Products occurring during such calendar year after the occurrence of the Net Sales which resulted in such $60,000,000 in Purchased Royalties received by the Buyer.

“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.
“Bilateral Common Interest and Joint Privilege Agreement” means that certain common interest and joint privilege agreement, dated as of the Closing Date, executed by the Seller and the Buyer, substantially in the form attached hereto as Exhibit D-1.
“Bill of Sale” is defined in Section 3.2.
“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York or Massachusetts are permitted or required by applicable law or regulation to remain closed.
“Buyer” is defined in the preamble.
“Buyer Indemnified Parties” is defined in Section 8.1(a).
“Closing” is defined in Section 3.1.
“Closing Date” means the date on which the Closing occurs.
“Confidential Information” is defined in Section 7.1.
“Contracts” is defined in Section 4.9(a).
“Credit Event” means any insolvency, bankruptcy, receivership, assignment for the benefit of creditors, similar proceeding, or financial distress of Licensee, as a result of which Licensee fails to pay, or is delayed in paying, all or a portion of the Royalty.
“Disclosing Party” is defined in Section 7.1.
“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered to the Buyer by the Seller concurrently with the execution of this Agreement.
“Eli Lilly Agreement” means that certain License Agreement by and between Eli Lilly and Company and Licensee dated May 9, 2012.
“Escrow Account” means the escrow account created pursuant to the Escrow Agreement.
“Escrow Agent” means US. Bank National Association, as escrow agent.
“Escrow Agreement” means that certain escrow agreement, dated as of the Closing Date, executed by the Seller, the Buyer and the Escrow Agent, substantially in the form attached hereto as Exhibit E.
“Existing Confidentiality Agreement” is defined in Section 7.3.
“FDA” means the U.S. Food and Drug Administration, or a successor federal agency thereto in the United States.
“FDA Approval of an NDA” means the FDA’s approval of an NDA, including all licenses, registrations, and pricing or reimbursement approvals, that are necessary for the sale and marketing of a pharmaceutical product in the United States.

“FDA Approval of an NDA or sNDA” means the FDA’s approval of an NDA or sNDA, including all licenses, registrations, and pricing or reimbursement approvals, that are necessary for the sale and marketing of a pharmaceutical product in the United States.
“First Commercial Sale” means the first commercial sale in an arms’ length transaction of KarXT to a Third Party by Licensee or any of its Affiliates or (sub)licensees in any country worldwide following receipt of applicable regulatory approval of KarXT in such country. For clarity, First Commercial Sale shall not include any distribution or other sale solely for patient assistance, named patient use, compassionate use, or test marketing programs or non-registrational studies or similar programs or studies where KarXT is supplied without charge or at the actual manufacturing cost thereof (without allocation of indirect costs or any markup).
“Guaranteed Obligations” is defined in Section 10.13.
“Governmental Entity” means any: (i) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (iv) multi-national organization or body; or (v) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
“In-License” means an agreement with a Third Party pursuant to which such Third Party grants a license to the counterparty under such Third Party’s intellectual property.
“Indemnified Party” is defined in Section 8.2.
“Indemnifying Party” is defined in Section 8.2.
“Initial Purchase Price” means $100,000,000.
“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.
“Karuna Product Patents” means any and all Patents, other than the Licensed Patents, owned or in-licensed by Licensee or its Affiliates that claim or cover the Licensed Product, including all Patents listed at any time after the date hereof in the Orange Book for a Licensed Product.
“KarXT” means the oral modulator of muscarinic receptors referred to by Licensee as of the date hereof as xanomeline-trospium, KarXT (xanomeline-trospium) or KarXT and being evaluated by Licensee as of the date hereof in Phase 3 clinical trials as both a monotherapy and adjunctive therapy for the treatment of schizophrenia and as a monotherapy for the treatment of psychosis in Alzheimer’s disease.
“Knowledge of the Seller” means the actual knowledge of Daphne Zohar, Chief Executive Officer, Bharatt Chowrira, PhD, JD, President and Chief Business, Finance and Operating Officer, Eric Elenko, PhD, Chief Innovation and Strategy Officer, Anita Terpstra, PhD, JD, Senior Vice President and Head, Intellectual Property, and Charles Sherwood, Esq., Associate General Counsel, after reasonable due inquiry; provided that “reasonable due inquiry” shall not include any requirement to contact or correspond with any Person that is not an Affiliate or employee of the Seller.

“License Agreement” means (i) that certain Exclusive Patent License Agreement by and between the Seller (f/k/a PureTech Ventures, LLC) and Licensee dated March 4, 2011, as amended by Amendment No. 1 to Exclusive Patent License Agreement dated February 1, 2013, Amendment No. 2 to Exclusive Patent License Agreement dated February 25, 2015, and Amendment No. 3 to Exclusive Patent License Agreement dated July 31, 2015, as may be further amended and/or restated from time to time as permitted under this Agreement, and (ii) any New License Agreement, as may be further amended and/or restated from time to time.
“License Agreement Correspondence” means copies of all:
(a)reports provided to the Seller by Licensee as of the date hereof pursuant to Section 4.1 of the License Agreement;
(b)sublicenses granted by Licensee and received by the Seller pursuant to Section 2.2 of the License Agreement;
(c)agreements between the Seller and Licensee (or their Affiliates) relating to the License Agreement, including any development, manufacturing, services, or pharmacovigilance agreements;
(d)audit records or reports provided by Licensee to the Seller under Section 4.4 of the License Agreement;
(e)patent prosecution updates provided by Licensee to the Seller under Section 5.1 or 5.3 of the License Agreement;
(f)patent infringement notices provided by either Licensee or the Seller under Section 6.1 of the License Agreement;
(g)patent enforcement or defense updates provided by either Licensee or the Seller under Section 6.2 or 6.3 of the License Agreement;
(h)updates regarding Third Party infringement claims provided by either Licensee or the Seller; and
(i)other material communications between Licensee and the Seller since January 1, 2020 relating to the License Agreement, the Royalty, the Licensed Patents, or the Licensed Products.
“Licensed Patents” shall have the meaning ascribed to the term Patent Rights in Section 1.5 of the License Agreement.
“Licensed Product” shall (i) have the meaning ascribed to the term Licensed Product in Section 1.3 of the License Agreement, and (ii) in the case of a New Arrangement entered into by the Seller in accordance with the terms hereof, the analogous term for “licensed product” or any comparable concept as defined in the applicable New License Agreement, including, for clarity, in each case ((i) and (ii)), KarXT.
“Licensee” means (i) Karuna Therapeutics, Inc. (f/k/a Karuna Pharmaceuticals, Inc.), a Delaware corporation, and any successor entity thereto, and (ii) any licensee party to any New License Agreement.
“Licensee Instruction Letter” is defined in Section 3.3.

“Lien” means any mortgage, lien, pledge, charge, adverse claim, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind.
“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel.
“Material Adverse Effect” means (i) a material adverse effect on the legality, validity or enforceability of any provision of this Agreement, (ii) a material adverse effect on the ability of the Seller to perform any of its obligations hereunder, (iii) a material adverse effect on the rights or remedies of the Buyer hereunder other than any such material adverse effect that results from compliance with any directions of the Buyer, (iv) a material adverse effect on the rights of the Seller under the License Agreement related to the Royalty, or (v) an adverse effect in any material respect on the timing, amount or duration of the payments to be made to the Buyer in respect of any portion of the Purchased Royalty or the right of the Buyer to receive such payments [***].
“NDA” means a New Drug Application as described in 21 C.F.R. § 314.50 submitted to the FDA in the United States with respect to a pharmaceutical product.
“Net Sales” shall have the meaning ascribed to the term Net Sales in Section 1.4 of the License Agreement.
“New Arrangement” is defined in Section 6.12(a)(ii).
“New License Agreement” is defined in Section 6.11.
“Orange Book” means the then-current edition of the FDA publication “Approved Drug Products with Therapeutic Equivalence Evaluations.”
“Patents” means all patents and patent applications and all substitutions, divisions, continuations, continuations-in-part, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all counterparts and equivalents of any of the foregoing in any country or jurisdiction.
“Payment Triggering Event” is defined in Section 2.1(b).
“Permitted Liens” means any (i) mechanic’s, materialmen’s, and similar liens for amounts not yet due and payable, (ii) statutory liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith, and (iii) any liens created, permitted or required by this Agreement in favor of the Buyer or its Affiliates.
“Permitted Reduction” means a Royalty Reduction pursuant to Section 3.2(b) of the License Agreement, excluding any such Royalty Reduction that is a withholding of Tax as a result of any action by the Seller, such as an assignment or re-domiciliation by the Seller, or any failure on the part of the Seller to comply with applicable law.
“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.

“Prime Rate” means the prime rate published by The Wall Street Journal, from time to time, as the prime rate.
“Pro-Rata Portion” means, on a calendar year-by-calendar year basis, (i) with respect to the Buyer, 100%, until the portion of aggregate Purchased Royalties received by the Buyer with respect to Net Sales of Licensed Products occurring during such calendar year equals at least $60,000,000, and thereafter 33.33% with respect to Net Sales of Licensed Products occurring during such calendar year after the occurrence of the Net Sales which resulted in such $60,000,000 in Purchased Royalties received by the Buyer, and (ii) with respect to the Seller, 0%, until the portion of aggregate Purchased Royalties received by the Buyer with respect to Net Sales of Licensed Products occurring during such calendar year equals at least $60,000,000, and thereafter 66.67% with respect to Net Sales of Licensed Products occurring during such calendar year after the occurrence of the Net Sales which resulted in such $60,000,000 in Purchased Royalties received by the Buyer.
“Proceeds” means any amounts actually recovered by the Seller as a result of any settlement or resolution of any actions, suits, proceedings, claims or disputes related to (i) the License Agreement, (ii) the Licensed Patents, or (iii) any Licensed Product, in each case ((i), (ii) and (iii)), related to or involving the Royalty.
“Purchase Price” means, collectively, the Initial Purchase Price and any Additional Purchase Price Payments.
“Purchased Royalty” means, for each calendar quarter during the term of this Agreement, an amount payable to the Buyer equal to the amount of all Royalties with respect to Net Sales of Licensed Products occurring during such calendar quarter multiplied by the Applicable Percentage.
“PureTech In-Licenses” means any and all In-Licenses to which the Seller is a party pursuant to which the Seller has in-licensed any of the Licensed Patents from a Third Party.
“Receiving Party” is defined in Section 7.1.
“Representative” means, with respect to any Person, (i) any direct or indirect stockholder, member or partner of such Person and (ii) any manager, director, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, bankers, financial advisors and actual and potential lenders and investors) of such Person.
“Retained Royalty” means that portion of the Royalty retained by the Seller that is not the Purchased Royalty.
“Royalty” means (i) any and all payments or amounts payable to the Seller under Section 3.1(a) of the License Agreement; (ii) any and all payments or amounts payable to the Seller under the License Agreement in lieu of such payments or amounts described in the foregoing clause (i); (iii) any and all payments or amounts payable to the Seller under Sections 4.4 (solely to the extent related to amounts due under Section 3.1(a) of the License Agreement), 6.4(ii) or 6.4(iii) (for any actions brought or defended by Licensee under Section 6.2 or 6.3 of the License Agreement), and 11.3(b) of the License Agreement; (iv) any and all payments or amounts payable to the Seller under Section 11.1 (solely to the extent related to any payments or amounts described under clauses (i) through (iii) and (v) through (vii) of this definition) of the License Agreement); (v) the share of any recovery payments or amounts payable to, or obtained and retained by, the Seller from an action brought by the Seller under Sections 6.2 or 6.3 of the License Agreement pursuant to the last sentence of Section 6.4 of the License Agreement (excluding reimbursement for any expenses incurred in such action); (vi) any and all amounts payable to the Seller under Section 7.1 of the License Agreement to the extent such payments relate to the Royalty or Net Sales of the Licensed Products; and (vii) any and all interest payments to the Seller under Section 3.2(c) of the License Agreement assessed on any payments or amounts described in the foregoing clauses (i) through (vi).
Notwithstanding the immediately above definition, the term “Royalty” shall exclude: (w) any and all payments or amounts payable to the Seller under Section 3.1(b) or 3.1(c) of the License Agreement, (x) any payments or amounts of the types described in clauses (iii) through (vii) of this definition above which relate to or are in lieu of any payments or amounts payable to the Seller under Section 3.1(b) or 3.1(c) of the License Agreement, (y) any payments or amounts payable by Licensee to the Seller not related to the Royalty or the Licensed Product, and (z) any indemnity payments to the Seller and its Affiliates under Section 7.1 of the License Agreement that are not related to the Royalty or Net Sales of the Licensed Products.
“Royalty Reduction” is defined in Section 4.9(k).
“Royalty Reports” means the quarterly reports deliverable by Licensee pursuant to Sections 4.1(c) and 4.2 of the License Agreement.
“Seller” is defined in the preamble.
“Seller Indemnified Parties” is defined in Section 8.1(b).
“Seller Monetization Transaction” means, with respect to the Retained Royalty and/or any and all payments or amounts payable to the Seller under Section 3.1(b) or 3.1(c) of the License Agreement, (i) any sale, assignment or other transfer of all or a portion of the Seller’s and/or its Affiliates’ right, title and interest in, to and under such Retained Royalty and/or payments or amounts payable to the Seller under Section 3.1(b) or 3.1(c) of the License Agreement, (ii) any synthetic royalty or other monetization transaction, in each case secured by a Lien on, or providing for payments from and based on the cash flows generated by, the Seller’s and/or its Affiliates’ right, title and interest in such Retained Royalty and/or payments or amounts payable to the Seller under Section 3.1(b) or 3.1(c) of the License Agreement, or (iii) any debt financing where the collateral includes any portion of the Retained Royalty, the payments or amounts payable to the Seller under Section 3.1(b) or 3.1(c) of the License Agreement, the Licensed Patents, or any “proceeds” (as defined in the UCC) if any of the foregoing constitute a material portion of the collateral, including if such collateral is combined with similar collateral for other products, product candidates, intellectual property and proceeds; provided that the following shall not be a Seller Monetization Transaction: (x) any debt financing secured by a Lien on all or substantially all assets of the Seller and its material subsidiaries, on a consolidated basis and (y) a sale or transfer contemplated in clause (i) to an Affiliate in accordance with Section 10.3 so long as such Affiliate does not engage in a Seller Monetization Transaction.
“Seller Parent” is defined in the preamble.
“sNDA” means a Supplemental New Drug Application as described in 21 C.F.R. § 314.70 submitted to the FDA in the United States with respect to a pharmaceutical product.
“Tax” or “Taxes” means any U.S. federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Third Party” means any Person other than the Buyer, the Seller or any of their respective Affiliates.
“Trilateral Common Interest and Joint Privilege Agreement” means a common interest and joint privilege agreement among the Seller, Licensee, and the Buyer substantially in the form attached hereto as Exhibit D-2.
“UCC” means Article 9 of the New York Uniform Commercial Code, as in effect from time to time.
Section 1.2Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:
(a)“either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation;”
(b)“extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if;”
(c)“hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;
(d)references to a Person are also to its permitted successors and assigns;
(e)definitions are applicable to the singular as well as the plural forms of such terms;
(f)unless otherwise indicated, references to an “Article”, “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;
(g)references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States;
(h)provisions referring to matters that would or could have, or would or could reasonably be expected to have, or similar phrases, shall be deemed to have such result or expectation with or without the giving of notice or the passage of time, or both;
(i)for covenants that are to be undertaken “reasonably,” such actions (or inactions) shall take into account Buyer’s and Seller’s relative economic interests in the matter and the relative economic impact of the applicable action (or inaction) on such interests;
(j)references to this Agreement include the Bill of Sale, the Disclosure Schedule, the Bilateral Common Interest and Joint Privilege Agreement, the Escrow Agreement, and the Licensee Instruction Letter; and
(k)references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.

Section 1.3Headings. The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.
Article 2
PURCHASE, SALE AND ASSIGNMENT OF THE PURCHASED ROYALTY
Section 1.1Closing; Purchase Price.
(a)Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, free and clear of all Liens (other than Permitted Liens), all of the Seller’s right, title and interest in and to the Purchased Royalty. The purchase price to be paid at the Closing to the Seller for the sale, transfer, assignment and conveyance of the Seller’s right, title and interest in and to the Purchased Royalty to the Buyer is the Initial Purchase Price. At the Closing, the Buyer shall pay the Seller the Initial Purchase Price by wire transfer of immediately available funds to one or more accounts specified by the Seller on Exhibit A.
(b)Following the Closing, upon the occurrence of each of the following events (each a “Payment Triggering Event”), the Buyer shall make a cash payment (each an “Additional Purchase Price Payment”) to the Seller in the amount corresponding to such Payment Triggering Event:

#	PAYMENT TRIGGERING EVENT	ADDITIONAL PURCHASE PRICE PAYMENT AMOUNT
1	[***]	$[***]
2	[***]	$[***]
3	[***]	$[***]
4	[***]	[***]
5	[***]	$[***]
6	[***]	$[***]
7	[***]	$[***]
8	[***]	$[***]
9	[***]	$[***]
	TOTAL	$400,000,000

(c)The Seller hereby agrees and acknowledges that: (i) the Additional Purchase Price Payments are contingent payment obligations of the Buyer and there can be no assurance regarding the occurrence of any of the Payment Triggering Events; and (ii) the Buyer shall have no obligation or liability with respect to any Additional Purchase Price Payment unless and until the corresponding Payment Triggering Event has occurred. Any Additional Purchase Price Payment owed to the Seller by the Buyer in accordance with Section 2.1(b) shall be paid to the Seller by wire transfer of immediately available funds to the account(s) specified by the Seller on Exhibit A (or such other account(s) as specified by the Seller in a writing delivered to the Buyer in accordance with Section 10.1) within [***] ([***]) Business Days following the occurrence of a Payment Triggering Event; provided that with respect to Payment Triggering Event #4, such payment shall be made within [***] ([***]) Business Days after Buyer’s receipt of the Purchased Royalties attributable to Net Sales that occur within the twelfth calendar quarter ending after the First Commercial Sale). For clarity, only one Additional Purchase Price Payment shall be due hereunder with respect to each Payment Triggering Event; no Additional Purchase Price Payment shall be payable for subsequent or repeated achievements of any Payment Triggering Events. Each party hereto further agrees and acknowledges that the other party hereto shall have the right to offset, reduce or withhold any amounts otherwise due and payable hereunder solely to the extent determined to be owed by such party to the other party hereunder pursuant to a final determination of a court of competent jurisdiction.
(d)The parties hereto further agree that: (i) the aggregate Additional Purchase Price Payments payable by the Buyer hereunder shall not exceed $400,000,000 and (ii) the total Purchase Price payable to the Seller by the Buyer hereunder (inclusive of the Initial Purchase Price and, if required to be paid under this Agreement, all of the Additional Purchase Price Payments) shall in no event exceed $500,000,000 in the aggregate.
Section 1.2No Assumed Obligations; Excluded Assets. Notwithstanding any provision in this Agreement to the contrary, the Buyer is purchasing, acquiring and accepting only the Purchased Royalty, and is not assuming any liability or obligation of the Seller of whatever nature, whether presently in existence or arising or asserted hereafter, under the License Agreement or otherwise. Except as specifically set forth herein in respect of the Purchased Royalty purchased, acquired and accepted hereunder, the Buyer does not, by such purchase, acquisition and acceptance, acquire any other contract rights of the Seller under the License Agreement or otherwise or any other assets of the Seller. For the avoidance of doubt and notwithstanding anything herein to the contrary, nothing in this provision limits any other obligation of the Buyer under this Agreement, including without limitation any indemnity obligations of the Buyer.
Section 1.3True Sale. It is the intention of the parties hereto that the sale, transfer, assignment and conveyance contemplated by this Agreement be, and is, a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer of all of the Seller’s rights, title and interests in and to the Purchased Royalty and the Seller relinquishes all title and control over the Purchased Royalty upon such sale, transfer, assignment and conveyance. Neither the Seller nor the Buyer intends the transactions contemplated by this Agreement to be, or for any purpose characterized as, a loan from the Buyer to the Seller or to any of the Seller’s Affiliates, or a pledge, a security interest, a financing transaction or a borrowing. It is the intention of the parties hereto that the beneficial interest in and title to the Purchased Royalty and any “proceeds” (as defined in the UCC) thereof shall not be part of the Seller’s estates in the event of the filing of a petition by or against the Seller under any Bankruptcy Laws. Each of the Seller and the Buyer hereby waives, to the maximum extent permitted by applicable law, any right to contest or otherwise assert that the sale contemplated by this Agreement does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer of all of the Seller’s right, title and interest in and to the Purchased Royalty under applicable law, which waiver shall, to the maximum extent permitted by applicable law, be enforceable against the Seller in any bankruptcy or insolvency proceeding relating to the Seller or its subsidiaries. Accordingly, the Seller shall treat the sale, transfer, assignment and conveyance of the Purchased Royalty as a sale of an “account” or a “payment intangible” (as appropriate) in accordance with the UCC, and the Seller hereby authorizes the Buyer to file financing statements (and continuation statements with respect to such financing statements when applicable) naming the Seller as the debtor and/or seller and the Buyer as the secured party and/or buyer in respect of the Purchased Royalty. Not in derogation of the foregoing statement of the intent of the parties hereto in this regard, and for the purposes of providing additional assurance to the Buyer in the event that, despite the intent of the parties hereto, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, the Seller does hereby grant to the Buyer a security interest in and to all right, title and interest of the Seller, in, to and under the Purchased Royalty and any “proceeds” (as defined in the UCC) thereof as security for all of the Seller’s obligations hereunder, including the payment of the Purchased Royalty, and the Seller does hereby authorize the Buyer, from and after the Closing, to file such financing statements (and continuation statements with respect to such financing statements when applicable) in such manner and such jurisdictions as are necessary or appropriate to perfect such security interest.

Article 3
CLOSING
Section 1.1Closing; Payment of Purchase Price.
The purchase and sale of the Purchased Royalty shall take place remotely via the exchange of documents and signatures on the date hereof or such other place, time and date as the parties hereto may mutually agree (the “Closing”). At the Closing, the Buyer shall deliver (or cause to be delivered) payment of the Initial Purchase Price to the Seller by wire transfer of immediately available funds to one or more accounts specified by the Seller on Exhibit A.

Section 1.2Bill of Sale. At the Closing, upon confirmation of the receipt of the Initial Purchase Price, each of the Seller and the Buyer shall deliver to the other party hereto a duly executed bill of sale evidencing the sale, transfer, assignment and conveyance of the Purchased Royalty, substantially in the form attached hereto as Exhibit B (the “Bill of Sale”).
Section 1.3Licensee Instruction. At the Closing, the Seller shall deliver to the Buyer and Licensee an instruction letter, in the form attached hereto as Exhibit C (the “Licensee Instruction Letter”), duly executed by the Seller, instructing Licensee to pay the Royalty directly to the Escrow Account.
Section 1.4Bilateral Common Interest and Joint Privilege Agreement. At the Closing, each of the Seller and the Buyer shall deliver to the other party hereto a duly executed counterpart of the Bilateral Common Interest and Joint Privilege Agreement.
Section 1.5Escrow Agreement. At the Closing, each of the Seller and the Buyer shall deliver to the other party hereto a duly executed counterpart of the Escrow Agreement, and the Escrow Agent shall deliver to the parties hereto a duly executed counterpart of the Escrow Agreement.
Section 1.6Form W-9. At the Closing, the Seller shall deliver to the Buyer a valid, properly executed IRS Form W-9 certifying that the Seller is a corporation for U.S. federal income tax purposes and is exempt from U.S. federal withholding tax and “backup” withholding tax with respect to the Purchase Price.

Section 1.7Form W-8BEN-E. At the Closing, the Buyer shall deliver to the Seller a valid, properly executed IRS Form W-8BEN-E certifying that the Buyer is exempt from U.S. federal withholding tax with respect to any and all royalty payments in respect of the Purchased Royalty pursuant to an income tax treaty to which the United States is a party.
Section 1.8Additional Documents. At the Closing, the Seller shall deliver to the Buyer the document attached as Appendix 1 to Exhibit H, duly and properly executed by the Seller.
Article 4
SELLER’S AND SELLER PARENT’S REPRESENTATIONS AND WARRANTIES
Except as set forth in the Disclosure Schedule, each of the Seller and the Seller Parent represents and warrants to the Buyer that as of the Closing Date:
Section 1.1Existence; Good Standing. The Seller is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware. The Seller Parent is a public limited company duly incorporated, validly existing and in good standing under the laws of England and Wales. Each of the Seller and the Seller Parent is duly licensed or qualified to do business and is in limited liability company or corporate, as applicable, good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in limited liability company or corporate, as applicable, good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
Section 1.2Authorization. Each of the Seller and the Seller Parent has all requisite corporate or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate or limited liability company action on the part of the Seller and the Seller Parent.
Section 1.3Enforceability. The Agreement has been duly executed and delivered and constitutes a valid and binding obligation of the Seller and the Seller Parent enforceable against each in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws or general principles of equity (whether considered in a proceeding in equity or at law).
Section 1.4No Conflicts. The execution, delivery and performance by the Seller and the Seller Parent of this Agreement and the consummation of the transactions contemplated hereby do not and shall not (i) contravene or conflict with the organizational documents of the Seller or the Seller Parent, (ii) contravene or conflict with or constitute a material default under any law or Judgment binding upon or applicable to the Seller or the Seller Parent, (iii) contravene or conflict with or constitute a default under the License Agreement or (iv) contravene or conflict with or constitute a material default under any other material contract or material agreement binding upon or applicable to the Seller or the Seller Parent.
Section 1.5Consents. Except for the consents that have been obtained on or prior to the Closing or filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any

Governmental Entity or other Person is required to be done or obtained by the Seller in connection with (i) the execution and delivery by the Seller of this Agreement, (ii) the performance by the Seller of its obligations under this Agreement or (iii) the consummation by the Seller of any of the transactions contemplated by this Agreement.
Section 1.6No Litigation. There is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Seller, threatened, including before any Governmental Entity, against or involving the Seller or any of its Affiliates, or any of their respective properties or assets that, individually or in the aggregate, would be reasonably be expected to result in a Material Adverse Effect or which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto.
Section 1.7Compliance with Laws. Neither the Seller nor any of its Affiliates is in violation of, and to the Knowledge of the Seller, neither the Seller nor any of its Affiliates is under investigation with respect to nor has the Seller or any of its Affiliates been threatened to be charged with or given notice of any violation of, any law or Judgment applicable to the Seller or any of its Affiliates, which violation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
Section 1.8No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to the Seller, its Affiliates, or their respective businesses, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Seller but which has not been so publicly announced or disclosed and which, individually or in the aggregate, would constitute a Material Adverse Effect.
Section 1.9License Agreement. Attached hereto as Exhibit F is a true, correct and complete copy of the License Agreement. The Seller has delivered to the Buyer true, correct and complete copies of all License Agreement Correspondence.
(a)No Other Agreements. Except as set forth on Schedule 4.9(a)(i) of the Disclosure Schedule, the License Agreement is the only agreement, instrument, arrangement, modification, waiver or understanding (collectively, “Contracts”) between the Seller (or any predecessor or Affiliate thereof), on the one hand, and Licensee (or any predecessor or Affiliate thereof), on the other hand, relating to the subject matter thereof. Except as set forth on Schedule 4.9(a)(ii) of the Disclosure Schedule, there are no other Contracts between the Seller (or any predecessor or any Affiliate thereof), on the one hand, and any other Person, including Licensee (or any predecessor or Affiliate thereof), on the other hand, that relate to the License Agreement, any Licensed Patent, a Licensed Product (including the development or commercialization thereof), or the Royalty. Except as set forth on Schedule 4.9(a)(iii) of the Disclosure Schedule, to the Knowledge of the Seller, the License Agreement and the Eli Lilly Agreement are the only material Contracts between Licensee (or any predecessor or Affiliate thereof), on the one hand, and any other Person, on the other hand, relating to KarXT (including the development or commercialization thereof). Except as set forth on Schedule 4.9(a)(iv) of the Disclosure Schedule, there is no proposal to amend or waive any provision of the License Agreement in any manner that (i) would result in a breach of this Agreement or (ii) would otherwise reasonably be expected to have a Material Adverse Effect. No executed, draft or proposed Contract between the Seller (or any predecessor or any Affiliate thereof), on the one hand, and any other Person, including Licensee (or any predecessor or Affiliate thereof), on the other hand, contains any provision, term or condition that would reasonably be expected to result in a Material Adverse Effect.

(b)Licenses/Sublicenses. Except as set forth on Schedule 4.9(b) of the Disclosure Schedule, to the Knowledge of the Seller, there are no licenses or sublicenses entered into by Licensee (or any predecessor or Affiliate thereof) or any other Person in respect of Licensee’s rights and obligations under the License Agreement (including any Licensed Patents). Except as set forth on Schedule 4.9(b) of the Disclosure Schedule, the Seller has not received any notice from Licensee pursuant to Section 2.2 or 6.6 of the License Agreement.
(c)Validity and Enforceability of License Agreement; No Breaches or Defaults; No Repudiation. The License Agreement is legal, valid, binding, enforceable, and in full force and effect, except as such enforceability may be limited by applicable Bankruptcy Laws or general principles of equity (whether considered in a proceeding in equity or at law). The License Agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms, immediately following the consummation of the transactions contemplated by this Agreement, except as such enforceability may be limited by applicable Bankruptcy Laws or general principles of equity (whether considered in a proceeding in equity or at law). Neither the Seller nor, to the Knowledge of the Seller, Licensee is, or has at any time been, in material breach under the License Agreement or material default thereunder, and, to the Knowledge of the Seller, no event has occurred that would constitute such a breach, or permit termination, modification, or acceleration, under the License Agreement. No party to the License Agreement has repudiated any provision of the License Agreement and the Seller has not received any notice in connection with the License Agreement challenging the validity, enforceability or interpretation of any provision of such agreement, including the obligation to pay any portion of the Royalty without set-off of any kind.
(d)Licensed Product. KarXT is a Licensed Product under the License Agreement, and to the Knowledge of the Seller, there are no other Licensed Products being researched, developed or commercialized by or on behalf of Licensee under the License Agreement. Licensee and its Affiliates are required to pay the royalties under Section 3.1(a) of the License Agreement on all Net Sales of any Licensed Products by or on behalf of them and any of their (sub)licensees. The Seller has the right to receive the Royalty for so long as Licensee, one of its Affiliates or any of its or their (sub)licensees is selling any Licensed Product during the Term (as defined in Section 1.9 of the License Agreement).
(e)No Liens or Assignments by the Seller. The Seller has not, except for Permitted Liens and as contemplated hereby, conveyed, assigned or in any other way transferred or granted any Liens upon or with respect to all or any portion of its right, title and interest in and to the Royalty, any Licensed Patent or the License Agreement.
(f)No Waivers or Releases. Except as set forth on Schedule 4.9(f) of the Disclosure Schedule, the Seller has not granted any material waiver under the License Agreement and has not released Licensee, in whole or in part, from any of its material obligations under the License Agreement.
(g)No Termination. The Seller has not (i) given Licensee any notice of termination of the License Agreement (whether in whole or in part) or any notice expressing any intention to terminate the License Agreement or (ii) received any notice of termination of the License Agreement (whether in whole or in part) or any notice expressing any intention to terminate the License Agreement. To the Knowledge of the Seller, no event has occurred that would give rise to the expiration or termination of, or either the Seller or Licensee having the right to terminate, the

License Agreement, including a breach of any of the obligations set forth in Section 2.4 of the License Agreement.
(h)Payments Made. The Seller has timely received from Licensee the full amount of the payments due and payable under the License Agreement, to the extent such amounts have come due.
(i)No Assignments by Licensee. The Seller has not consented to any assignment, delegation or other transfer by Licensee or any of its predecessors of any of their rights or obligations under the License Agreement, and, to the Knowledge of the Seller, Licensee has not assigned or otherwise transferred or granted any Lien upon or with respect to any of its rights or obligations under the License Agreement.
(j)No Indemnification Claims. The Seller has not notified Licensee or any other Person of any claims for indemnification under the License Agreement nor has the Seller received any claims for indemnification under the License Agreement.
(k)No Royalty Reductions. To the Knowledge of the Seller, the amount of the Royalty due and payable under Section 3.1(a) of the License Agreement is not subject to any claim by Licensee alleging a right of set-off, counterclaim, credit, reduction or deduction by contract or otherwise, including as permitted by Section 3.2(b) of the License Agreement, or otherwise against the Royalty (each, a “Royalty Reduction”). To the Knowledge of the Seller, no event or condition exists that would reasonably be expected to permit Licensee to claim, or have the right to claim, a Royalty Reduction.
(l)No Notice of Infringement, Enforcement or Defense. The Seller has not received any written notice from, or given any written notice to, Licensee pursuant to Section 6.1, 6.2 or 6.3 of the License Agreement.
(m)Audits. The Seller has not initiated, pursuant to Section 4.4 of the License Agreement or otherwise, any inspection or audit of books of accounts or other records pertaining to Net Sales, the calculation of royalties or other amounts payable to the Seller under the License Agreement.
(n)In-Licenses. There are no PureTech In-Licenses.
Section 1.10Title to Purchased Royalty. The Seller has good and marketable title to the Purchased Royalty, free and clear of all Liens (other than Permitted Liens). Upon payment of the Initial Purchase Price by the Buyer, the Buyer will acquire, subject to the terms and conditions set forth in this Agreement and the License Agreement, good and marketable title to the Purchased Royalty, free and clear of all Liens (other than Permitted Liens).
Section 1.11Intellectual Property.
(a)Schedule 4.11(a) of the Disclosure Schedule lists all Licensed Patents. The Seller is the sole owner of, and has sole interest in, all of the Licensed Patents. Schedule 4.11(a) of the Disclosure Schedule specifies as to each of the Licensed Patents: the jurisdiction in which such patent has issued or such patent application has been filed, its patent number and/or application number, and its issue and filing dates.
(b)Except as set forth in Schedule 4.11(b) of the Disclosure Schedule, there are no pending or, to the Knowledge of the Seller, threatened, litigations, interferences, reexamination, oppositions or like procedures involving any Licensed Patents or, to the Knowledge of the Seller, Karuna Product Patents.

(c)All of the issued Licensed Patents are in full force and effect and have not lapsed, expired or otherwise terminated, and, to the Knowledge of the Seller, all Licensed Patents and Karuna Product Patents are valid and enforceable. The Seller has not received any written notice relating to the lapse, expiration or other termination of any of the Licensed Patents, or any written legal opinion that alleges that any of the issued Licensed Patents are invalid or unenforceable.
(d)To the Knowledge of the Seller, there is no Person who is or claims to be an inventor under any of the Licensed Patents who is not a named inventor thereof.
(e)The Seller has not, and, to the Knowledge of the Seller, Licensee has not, received any written notice of any claim by any Person (i) challenging the inventorship or ownership of, the rights of the Seller or Licensee, as applicable, in and to, or the patentability, validity or enforceability of, any Licensed Patent, or (ii) asserting that the development, manufacture, importation, sale, offer for sale or use of any Licensed Product infringes any patent rights or other intellectual property rights of such Person.
(f)To the Knowledge of the Seller, the discovery and development of the Licensed Products did not and does not infringe, misappropriate or otherwise violate any patent rights or other intellectual property rights owned by any other Person, other than the Karuna Product Patents. Neither the Seller nor, to the Knowledge of the Seller, Licensee, has in-licensed any Patents or other intellectual property rights covering the manufacture, use, sale, offer for sale or import of the Licensed Products.
(g)To the Knowledge of the Seller, the manufacture, use, marketing, sale, offer for sale, importation or distribution of the Licensed Products has not and will not, infringe, misappropriate or otherwise violate any patent rights or other intellectual property rights owned by any other Person, other than the Karuna Product Patents.
(h)To the Knowledge of the Seller, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Licensed Patents.
(i)All required maintenance fees, annuities and like payments with respect to the Licensed Patents for which the Seller controls the prosecution and maintenance in accordance with Article 5 of the License Agreement, and to the Knowledge of the Seller, with respect to all other Licensed Patents, have been paid timely.
(j)No Third Party has a binding contractual right to prosecute any Licensed Patents on behalf of Licensee. Licensee has not elected not to prosecute any of the Licensed Patents pursuant to Section 5.3 of the License Agreement. The Seller does not own, in-license or otherwise control or have rights to any Patents that are necessary or useful for the research, development, manufacture, use, marketing, sale, offer for sale, importation or distribution of the Licensed Products and are not licensed to Licensee under the License Agreement, including by reversion pursuant to Section 5.3 of the License Agreement.
Section 1.12UCC Representation and Warranties. The Seller’s exact legal name is, and for the immediately preceding seven (7) years has been, “PureTech Health LLC”. The Seller is, and for the prior seven (7) years has been, formed in the State of Delaware.

Section 1.13Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
Section 1.14Taxes. The Seller has not received any notice from Licensee of any intention to withhold or deduct any material tax from future payments to the Seller. There are no existing Liens for taxes on the Royalty (or any portion thereof), other than Permitted Liens. There are no material Tax audits or investigations (and the Seller has not been informed or notified of any pending material Tax audits or investigations) with respect to any payment made to the Seller under the License Agreement. To the knowledge of the Seller, the arrangement under the License Agreement is not treated as a partnership for U.S. tax purposes and the Seller has never taken the position for U.S. federal income or other tax purposes that the arrangement under the License Agreement is treated as such. The Seller has never received an IRS Schedule K-1 or other U.S. tax form reporting that the Seller is a partner in a partnership as a result of being a party to the License Agreement.
Section 1.15No Implied Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 4, THE SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. THE BUYER ACKNOWLEDGES THAT, EXCEPT AS SPECIFICALLY PROVIDED IN THIS ARTICLE 4 AND THE DISCLOSURE SCHEDULES, THE SELLER HAS ASSUMED NO RESPONSIBILITIES OF ANY KIND WITH RESPECT TO ANY ACT OR OMISSION OF LICENSEE WITH RESPECT TO THE DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE, DISTRIBUTION, MARKETING OR OTHER ACTIVITIES OF LICENSEE WITH RESPECT TO ANY OF THE LICENSED PRODUCTS.
Article 5
BUYER’S REPRESENTATIONS AND WARRANTIES
The Buyer represents and warrants to the Seller that as of the Closing Date:
Section 1.1Existence; Good Standing. The Buyer is an Irish collective asset-management vehicle that is duly organized, validly existing and in good standing under the laws of the Republic of Ireland.
Section 1.2Authorization. The Buyer has the requisite right, power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer.
Section 1.3Enforceability. This Agreement has been duly executed and delivered by an authorized person of the owner trustee of the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).
Section 1.4No Conflicts. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and shall not (i) contravene or conflict with the organizational documents of the Buyer, (ii) contravene or conflict with or constitute a material default under any law or Judgment binding upon or applicable to the Buyer or (iii) contravene or conflict with or constitute a default under any material contract or other material agreement binding upon or applicable to the Buyer.
Section 1.5Consents. Other than the filing of financing statement(s) in accordance with Section 2.3 or filings required by federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Buyer in connection with (i) the execution and delivery by the Buyer of this Agreement, (ii) the performance by the Buyer of its obligations under this Agreement, or (iii) the consummation by the Buyer of any of the transactions contemplated by this Agreement.
Section 1.6No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Buyer, threatened, including before any Governmental Entity, to which the Buyer is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement.
Section 1.7Financing. The Buyer has sufficient cash on hand to pay the Purchase Price. The Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.
Section 1.8Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
Article 6
COVENANTS
Section 1.1Disclosures. Except for a press release previously approved in form and substance by the Seller and the Buyer or any other public announcement using substantially the same text as such press release or any other public disclosure permitted under this Agreement following the Closing, neither the Buyer nor the Seller shall, and each party hereto shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable law or stock exchange rule (in which case the party hereto required to make the press release or other public announcement or disclosure shall allow the other party hereto reasonable time to comment on such press release or other public announcement or disclosure in advance of such issuance to the extent permitted to do so or reasonably practicable under the circumstances).
Section 1.2Payments Received In Error.
(a)Commencing on the Closing Date and at all times thereafter, if any payment of any portion of the Purchased Royalty is made to the Seller, the Seller shall pay such amount to the Buyer, promptly (and in any event within [***] ([***]) Business Days) after the receipt thereof, by wire transfer of immediately available funds to an account designated in writing by the Buyer. The Seller shall notify the Buyer of such wire transfer and provide reasonable details regarding the Purchased Royalty payment so received by the Seller. The Seller agrees that, in the event any payment of the Purchased Royalty is paid to the Seller, the Seller shall (i) until paid to the Buyer, hold such payment received in trust for the benefit of the Buyer and (ii) have no right, title or interest in such payment and that it shall not pledge or otherwise grant any security interest therein.
(b)Commencing on the Closing Date and at all times thereafter, if any payment due under the License Agreement that does not constitute any payment of any portion of the Purchased Royalty is made to the Buyer, the Buyer shall pay such amount to the Seller, promptly (and in any event within [***] ([***]) Business Days) after the receipt thereof, by wire transfer of immediately available funds to an account designated in writing by the Seller. The Buyer shall notify the Seller of such wire transfer and provide reasonable details regarding the erroneous payment so received by the Buyer. The Buyer agrees that, in the event any payment due under the License Agreement that does not constitute the Purchased Royalty is paid to the Buyer, the Buyer shall (i) until paid to the Seller, hold such payment received in trust for the benefit of the Seller and (ii) have no right, title or interest in such payment and that it shall not pledge or otherwise grant any security interest therein.
Section 1.3Royalty Reduction. If Licensee exercises any Royalty Reduction against any payment of the Purchased Royalty other than for a Permitted Reduction, then the Seller shall promptly (and in any event within [***] ([***]) Business Days) following the payment of the Purchased Royalty affected by such Royalty Reduction) make a true-up payment to the Buyer such that the Buyer receives the full amount of such Purchased Royalty payments that would have been payable to the Buyer had such Royalty Reduction not occurred.
Section 1.4Interest on Overdue Payments. If either party hereto fails to pay on or before the due date any amount which is payable to the other party hereto under this Agreement, such other party may, after giving at least [***] ([***]) days’ prior written notice of such failure to pay to the party that failed to pay, charge interest on that amount from the due date until payment is made in full at a rate per annum equal to four percent (4%) over the Prime Rate (or, if less, the maximum amount permitted by applicable law).
Section 1.5Royalty Reports; Communications with Licensee.
(a)Promptly (and in any event within [***] ([***]) Business Days) following the receipt by the Seller of (i) any Royalty Report or other reports under Section 4.1 of the License Agreement, (ii) any notices under Section 13.1 of the License Agreement or other material communications between Licensee and the Seller relating to the Royalty, the Licensed Patents, or the Licensed Products, or (iii) any other material notice or communications related to the License Agreement that would reasonably be expected (individually or in the aggregate) to have a Material Adverse Effect, the Seller shall furnish a true, correct and complete copy of any such written notice or communication or a reasonably detailed written summary of any such oral notice or communication to the Buyer.
(b)The Seller shall not, without the Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed) or as expressly permitted under Section 6.14(c)(i)(B) of this Agreement, send any written notice or written correspondence to Licensee under or in connection with the License Agreement (i) that is (A) related to the Royalty, (B) related to the Licensed Patents (other than immaterial written correspondence, the subject matter of which is not related to the filing, prosecution, maintenance, defense or enforcement of such Licensed Patents), or (C) material and related to the Licensed Products; or (ii) that would reasonably be expected (individually or in the aggregate) to have a Material Adverse Effect. The Seller shall send any written notice or written correspondence reasonably requested by the Buyer to Licensee related to the Licensed Patents, the Licensed Products or the Royalty.

(c)Not in derogation of the foregoing clauses (a) and (b), promptly (and in any event within [***] ([***]) Business Days) following the receipt by the Seller of copies of all (i) sublicenses granted by Licensee and received by Seller pursuant to Section 2.2 of the License Agreement, or (ii) agreements between the Seller and Licensee (or their Affiliates) relating to the License Agreement, including any development, manufacturing, services, or pharmacovigilance agreements, the Seller shall furnish a true, correct and complete copy of the same to the Buyer.
(d)After the Closing, the Seller shall (i) execute the Trilateral Common Interest and Joint Privilege Agreement and (ii) use commercially reasonably efforts to obtain from Licensee (x) an agreement to send Royalty Reports directly to both the Seller and the Buyer, and (y) Licensee’s signature to the Trilateral Common Interest and Joint Privilege Agreement.
Section 1.6Inspections and Audits of Licensee. If either party hereto desires to cause an audit or inspection by an independent public accounting firm under Section 4.4 of the License Agreement to be made for the purpose of determining the correctness of the Royalty paid under the License Agreement, then the Seller and the Buyer agree to consult in good faith with each other in connection therewith. Following such consultation the Seller may, and if requested by the Buyer, shall, to the extent permitted under Section 4.4 of the License Agreement, cause such an inspection or audit to be made. The Seller shall, for purposes of Section 4.4 of the License Agreement, select such independent public accounting firm as reasonably designated by the Buyer for such purpose. The party hereto requesting hereunder that such an inspection or audit be made shall pay the expenses associated therewith (including the fees and expenses of such independent public accounting firm designated for such purpose); provided, however, that, if, following the completion of such an inspection or audit requested by the Buyer hereunder, the Licensee reimburses the Seller for the expenses of such inspection or audit pursuant to Section 4.4 of the License Agreement, the Seller shall promptly (and in any event within [***] ([***]) Business Days) following receipt by the Seller of such reimbursement remit the amount of such reimbursement to the Buyer to the extent that the Buyer paid such expenses. The Seller shall deliver to the Buyer a copy of the results of any inspection or audit conducted pursuant to Section 4.4 of the License Agreement within [***] ([***]) Business Days following the Seller’s receipt thereof, with, if applicable, information redacted that the Seller reasonably determines is not relevant for determining the correctness of the Royalty made under the License Agreement.
Section 1.7Amendment of License Agreement.

(a)The Seller shall not, without the Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed), (i) amend, modify, supplement or restate (or consent to any amendment, modification, supplement or restatement of) any provision of the License Agreement, or (ii) enter into any Contract having the effect of the foregoing.
(b)With respect to any provision of the License Agreement related to the Licensed Patents, the Licensed Products or the Royalty, the Seller shall (if reasonably instructed by the Buyer) (a) use commercially reasonable efforts to amend, modify, supplement or restate such provision and (b) agree to any amendment, modification, supplement or restatement of such provision proposed or requested by the Licensee; provided, however, that (in the case of both (a) and (b)) such amendment, modification, supplement or restatement does not (i) relate to a reduction of any milestone payments or sublicense income payments under Section 3.1(b) or 3.1(c) of the License Agreement or the Seller’s rights and remedies to collect such amounts, or (ii) impose on the Seller any additional obligations or liabilities other than those existing in the License Agreement as of the date hereof or created pursuant to a subsequent amendment, modification, supplement or restatement entered into by the Seller in accordance with this Section 6.7(b).

(c)Promptly, and in any event within [***] ([***]) Business Days, following receipt by the Seller of any final amendment, modification, supplement or restatement of the License Agreement, any consent to any amendment, modification, supplement or restatement of any provision of the License Agreement, or any Contract having the effect of the foregoing, the Seller shall furnish a copy of the same to the Buyer.
Section 1.8Assignment of License Agreement and Licensed Patents.

(a)The Seller shall not, without the Buyer’s prior written consent (such consent to be granted or withheld in the sole discretion of the Buyer), sell, assign or otherwise transfer all or any portion of its interest under the License Agreement (including any of its rights or obligations thereunder) to any Person, including by contract, operation of law, merger, change of control, or otherwise, except in connection with (i) an assignment of this Agreement in its entirety in accordance with Section 10.3 to an assignee permitted thereunder or (ii) a Seller Monetization Transaction that (x) is permitted by and undertaken in accordance with this Agreement and (y) would not otherwise adversely affect the ability of the Seller to perform any of its obligations hereunder.
(b)The Seller shall not, without the Buyer’s prior written consent (such consent to be granted or withheld in the sole discretion of the Buyer), sell, assign or otherwise transfer all or any portion of its interest in the Licensed Patents to any Person, including by contract, operation of law, merger, change of control, or otherwise, except in connection with an assignment of this Agreement in its entirety in accordance with Section 10.3 to an assignee permitted thereunder.
Section 1.9Maintenance of License Agreement. The Seller shall comply in all material respects with its obligations under the License Agreement and shall not take any action or forego any action that would reasonably be expected to constitute a material breach thereof or default thereunder. Promptly, and in any event within [***] ([***]) Business Days, after receipt of any (written or oral) notice from Licensee of an alleged breach or default under the License Agreement, the Seller shall give notice thereof to the Buyer, including delivering the Buyer a copy of any such written notice or a detailed written summary of any such oral notice. The Seller shall consult with the Buyer regarding such alleged breach or default and shall act as reasonably instructed by the Buyer to cure any breaches or defaults and shall give written notice within [***] ([***]) Business Days to the Buyer upon curing any such breach or default. The Seller shall not without the Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed) and shall (if reasonably instructed by the Buyer) (i) forgive, release or compromise any amount owed to or becoming owed to the Seller under the License Agreement in respect of the Royalty or (ii) waive any obligation of, or grant any consent to, Licensee under, in respect of or related to the Royalty. The Seller shall not, without the Buyer’s written consent (to be granted or withheld in the Buyer’s sole discretion), enter into any new agreement or legally binding arrangement in respect of the Licensed Products or the Licensed Patents, except in connection with (i) an assignment of this Agreement in its entirety in accordance with Section 10.3 to an assignee permitted thereunder or (ii) a Seller Monetization Transaction that (x) is permitted by and undertaken in accordance with this Agreement and (y) would not otherwise adversely affect the ability of the Seller to perform any of its obligations hereunder.
Section 1.10Enforcement of License Agreement.
(a)Notice of Breaches by Licensee. Promptly (and in any event within [***] ([***]) Business Days) after the Seller becomes aware of a material breach of the License Agreement by Licensee, the Seller shall provide notice of such breach to the Buyer.

(b)Enforcement of License Agreement. The Seller shall consult with the Buyer regarding the timing, manner and conduct of any enforcement of Licensee’s obligations under the License Agreement or regarding any breach, default or other dispute under the License Agreement or otherwise relating to the Royalty or any purported Royalty Reduction. Following such consultation, the Seller shall, as reasonably instructed by the Buyer, exercise such rights and remedies, whether under the License Agreement or otherwise, relating to any such breach, default or other dispute that would reasonably be expected (individually or in the aggregate) to have a Material Adverse Effect, or that is otherwise related to the Royalty or any Royalty Reduction. The Seller shall employ such counsel, reasonably acceptable to the Seller, as the Buyer may select, and shall provide the Buyer with access to such counsel, in connection with any such dispute regarding any such alleged breach, default or other dispute under the License Agreement. [***] The Seller agrees to keep the Buyer reasonably informed of any actual or alleged breach, default or other dispute related to the License Agreement or the Royalty or any Royalty Reduction and to provide copies as soon as practicable, but in any event within [***] ([***]) Business Days following the Seller’s receipt or delivery of (i) any written notice of any breach or alleged breach of the License Agreement or dispute in connection with the Royalty or any Royalty Reduction and (ii) any and all filings, notices and written communications relating thereto.
(c)Allocation of Proceeds and Costs of Enforcement. Except as otherwise provided herein, each of the Buyer and the Seller shall bear its own fees and expenses incurred in enforcing Licensee’s obligations under the License Agreement pursuant to this Section 6.10. The Proceeds resulting from any enforcement of Licensee’s obligations under the License Agreement shall be applied first to reimburse the Seller and the Buyer for any reasonable and documented expenses incurred by them in connection with such enforcement, with the remainder of the Proceeds distributed (i) between the Buyer and the Seller, according to their respective Pro-Rata Portions, to the extent the breach by Licensee is related to any payment of, or adversely impacted, the Royalty and (ii) otherwise to the Seller for all other breaches by Licensee. The Seller hereby assigns and, if not presently assignable, agrees to assign to the Buyer, the amount of Proceeds due to the Buyer in accordance with this Section 6.10(c).
Section 1.11Termination of License Agreement. Without the prior written consent of the Buyer (such consent to be granted or withheld in the sole discretion of the Buyer), the Seller shall not (i) exercise any right to terminate the License Agreement, in whole or in part, (ii) agree with Licensee to terminate the License Agreement, in whole or in part, (iii) take, or permit any Affiliate or sublicensee to take, any action that would reasonably be expected to give Licensee the right to terminate the License Agreement, in whole or in part, or (iv) take any action, fail to take an action or permit an action to be taken, that would give Licensee the right to terminate the License Agreement under Section 11.2(b) thereof.

Section 1.12New Arrangements.
(a)Without limiting the provisions of this Article 6 or any other rights or remedies the Buyer may have under this Agreement, if the License Agreement is terminated prior to the date on which all Patents within the Licensed Patents have expired or been abandoned:
(i)as reasonably instructed by the Buyer, the Seller will use commercially reasonable efforts to negotiate and enter into a license, assignment or transfer agreement with Licensee for the regulatory filings and approvals, data, know-how, and Patents owned or controlled by Licensee, including a license to the Karuna Product Patents, in each case, that are necessary or useful to research, develop, manufacture, use, market, sell, offer for sale, import or distribute the Licensed Products; and

(ii)the Buyer shall have the exclusive right to negotiate, or cause the Seller to use commercially reasonable efforts to negotiate and enter into, a license under the Licensed Patents with a Third Party, pursuant to which such Third Party will be granted rights to research, develop, manufacture, use, market, sell, offer for sale, import or distribute the Licensed Products for any purpose that Licensee would have been permitted to research, develop, manufacture, use, market, sell, offer for sale, import or distribute the Licensed Products under the License Agreement, subject to any rights retained by Licensee following such termination pursuant to Section 11.3 of the License Agreement (such license, a “New Arrangement”). The Seller shall provide reasonable assistance to and cooperate with the Buyer, at the Buyer’s cost and expense (including the Buyer’s payment of the Seller’s reasonable and documented attorneys’ fees, if any, in connection therewith), in such efforts as the Buyer shall undertake in connection with the negotiation of, and entry into, such New Arrangement. Any New Arrangement shall (x) not become effective earlier than the effective date of such termination of the License Agreement and (y) not include terms, conditions and limitations that impose any additional obligation or expense on the Seller or that are, in the aggregate, materially less favorable to the Seller and (as a result of the Buyer’s purchase hereunder) the Buyer than those contained in the License Agreement, including with respect to obligations and costs imposed on the Seller, disclaimers of the Seller’s liability, intellectual property ownership and control, indemnification of the Seller, milestone payments, royalty rates and sharing of sublicense income.
(b)Without limiting Section 6.12(a), should the Buyer identify any New Arrangement(s), the Seller agrees to execute and deliver a new license agreement to the applicable Third Party (each, a “New License Agreement”) effectuating such New Arrangement that satisfies the foregoing requirements and contains such other reasonable terms as may be required or customarily included by the Seller and agreed to by the Buyer. Thereafter, each New License Agreement shall be included for all purposes in the definition of “License Agreement” under this Agreement, any payments that are equivalent to the Royalty under such New License Agreement and any rights similar shall be included for all purposes under this Agreement, and the Seller’s and the Buyer’s rights and obligations under this Agreement in respect of the License Agreement shall apply in respect of their rights and obligations under the New License Agreement mutatis mutandis, in each case without any further action by the parties hereto to amend this Agreement or the Bill of Sale.
Section 1.13No Impairment of the Purchased Royalty. Notwithstanding anything herein to the contrary, the Seller shall not (i) enter into or propose or deliver any Contract (or make or propose any amendments, modifications waivers or notices in connection with any Contract) that imposes a Lien upon, or otherwise sells, transfers, hypothecates, assigns, conveys title (in whole or in part), grants any right to, or otherwise disposes of any portion of the Purchased Royalty, or (ii) knowingly take any action or knowingly fail to act in a manner, in each case that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 1.14Enforcement; Defense; Prosecution and Maintenance.
(a)The Buyer and the Seller shall promptly inform each other of any suspected infringement by a Third Party they become aware of with respect to any of the Licensed Patents or any other Patent claiming the composition of matter of, or the method of making or using, any Licensed Product. The Seller shall provide to the Buyer such documentation and information as the Buyer reasonably requests in connection with any such infringement and any action arising therefrom, including communications between Licensee and the Seller under Section 6.1 or 6.2 of the License Agreement, in each case as soon as practicable and in any event not less than [***] ([***]) Business Days.
(b)The Seller shall not join or initiate without the prior written consent of the Buyer (not to be unreasonably withheld, conditioned or delayed), and shall (as reasonably instructed by the Buyer) join or initiate, an enforcement action of the Licensed Patents in accordance with, respectively, Sections 6.2(a), 6.2(b) and 6.5 of the License Agreement. The Seller shall not act without the prior written consent of the Buyer (not to be unreasonably withheld, conditioned or delayed), and shall act (as reasonably instructed by the Buyer), as to the timing, manner and conduct of any such enforcement action whether joined or initiated by the Seller. Without limiting Section 6.4 of the License Agreement, to the extent Licensee enforces any of the Licensed Patents in accordance with Section 6.2(a) of the License Agreement together with any other Patents owned or controlled by Licensee, the Seller agrees to, only as reasonably instructed by the Buyer, negotiate in good faith with Licensee and agree to a reasonable allocation of Proceeds as between the Licensed Patents and any other Patents that were subject to such suit. In each such case, the Seller shall obtain and deliver to the Buyer an accounting detailing the Proceeds allocated to the Licensed Patents.
(c)The Seller shall (as reasonably instructed by the Buyer), with respect to any Licensed Patents for which the Seller controls the prosecution and maintenance, (i) (A) take any and all actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that are reasonably necessary or desirable (x) to diligently prosecute, preserve and maintain any such Licensed Patents, including payment of maintenance fees or annuities on any such Licensed Patents, and (y) to extend the term of any such Licensed Patent or exclusivity period for a Licensed Product (including any patent term extension(s) or supplementary protection certificate(s) with respect to any such Licensed Patent, regulatory exclusivity periods with respect to a Licensed Product, or the like), in each case ((x) and (y)), including to the extent permitted in accordance with Article 5 of the License Agreement, and (B) without limiting the generality of clause (A), undertake the activities set forth on Exhibit H; (ii) prosecute any corrections, substitutions, reissues, reviews, reexaminations and any other forms of patent term restoration of any such Licensed Patents, including to the extent permitted in accordance with Article 5 of the License Agreement; (iii) diligently enforce and defend any such Licensed Patents, including by bringing any legal action for infringement in accordance with Section 6.14(b) and defending any counterclaim of invalidity or unenforceability or action of a Third Party for declaratory judgment of non-infringement or non-interference, including to the extent permitted in accordance with Sections 6.3 and 6.5 of the License Agreement; and (iv) not disclaim or abandon, or fail to take any action necessary or desirable to prevent the disclaimer or abandonment (including through lack of enforcement against Third Party infringers) of, any such Licensed Patents, including to the extent permitted in accordance with Article 5 of the License Agreement. [***]
(d)Promptly (and in any event within [***] ([***]) Business Days) following the receipt by the Seller of any (i) patent prosecution updates provided by Licensee to the Seller under Section 5.1 or 5.3 of the License Agreement, or (ii) patent defense updates provided by Licensee to the Seller under Section 6.2 or 6.3 of the License Agreement, the Seller shall furnish a true, correct and complete copy of the same to the Buyer. The Seller agrees to use its commercially reasonable efforts to obtain from Licensee, and deliver to the Buyer, on an annual basis, a complete and accurate docket report for all Licensed Patents; provided that if the Seller is unable to obtain such a docket report from Licensee in any given year, the Seller shall deliver a complete and accurate, to the best of the Seller’s knowledge, docket report for all Licensed Patents.
(e)The Buyer shall have the right to participate in any action, suit or other proceeding or any material meeting or material discussion relating to the infringement, legality,

validity or enforceability of the Licensed Patents, including any counterclaim, settlement discussions or meetings. The parties hereto shall enter into the Bilateral Common Interest and Joint Privilege Agreement at the Closing in accordance with Section 3.4, and the Seller acknowledges and agrees that it will not object to the Buyer participating in such action, suit or other proceeding or such meeting or discussion and will not assert that such participation could adversely affect the maintenance by the Seller of any applicable attorney-client privilege.
Section 1.15Further Assurances. After the Closing, the Seller and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement.
Section 1.16Tax Matters.
(a)Notwithstanding anything to the contrary in this Agreement, the Seller and the Buyer shall treat the transactions contemplated by this Agreement as a sale of the Purchased Royalty for United States federal, state, local and non-U.S. Tax purposes. Accordingly, (i) any and all Purchased Royalty payments made pursuant to the License Agreement after the Closing Date shall be treated as income of the Buyer and (ii) any and all amounts remitted by the Seller to the Buyer after the Closing Date pursuant to Section 6.2(a) shall be treated as received by the Seller as agent for the Buyer, in each case for United States federal, state, local and non-U.S. Tax purposes. The parties hereto shall cooperate to effect the foregoing treatment for United States federal, state, local and non-U.S. Tax purposes in the event that, notwithstanding the Licensee Instruction Letter, Licensee, any Sublicensee (as defined in the License Agreement) or any other Person makes any future remittance of Purchased Royalty payments to the Seller which the Seller must remit to the Buyer pursuant to Section 6.2(a). The parties hereto agree to cooperate with one another and use reasonable efforts (including in the case of the Seller, to use commercially reasonable efforts to cause Licensee) to reduce, mitigate and eliminate tax withholding or similar obligations in respect of any Royalty payments, including assisting one another to claim the benefits of any applicable tax treaty or other available reduction or exemption from any such Taxes imposed, and by making claims for refunds of withholding tax; provided, however, that the Seller shall be entitled to deduct or withhold any amounts if it is required to do so by law; provided, further, that Seller shall use reasonable efforts to notify Buyer in advance of any such deduction or withholding.
(b)The parties hereto agree not to take any position that is inconsistent with the provisions of this Section 6.16 on any Tax return or in any audit or other Tax-related administrative or judicial proceeding unless (i) the other party hereto has consented in writing to such actions, (ii) ) the party hereto that contemplates taking such an inconsistent position is required to do otherwise pursuant to a “determination,” within the meaning of Section 1313(a) of the U.S. Internal Revenue Code of 1986, as amended, or (iii) the party hereto that contemplates taking such an inconsistent position has been advised by nationally recognized tax counsel in writing that there is no “reasonable basis” (within the meaning of Treasury Regulation Section 1.6662-3(b)(3)) for the position specified in this Section 6.16. If there is an inquiry by any Governmental Entity of the Seller or the Buyer related to this Section 6.16, the parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner consistent with this Section 6.16.
(c)From time to time during the term of this Agreement, upon the reasonable request of the Seller, the Buyer shall deliver to the Seller a valid, properly executed IRS Form W-8BEN-E certifying that royalty payments to the Buyer under this Agreement are exempt from U.S. federal withholding tax pursuant to an income tax treaty to which the United States is a party, or other documentation establishing an exemption from or reduction in U.S. withholding taxes. Seller shall deliver a copy of any such IRS Form W-8BEN-E or other documentation provided by Buyer to Licensee. The Buyer shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate in any respect, deliver to the Seller (to the extent it is legally eligible to do so) an updated IRS Form W-8BEN-E or any successor form or other documentation establishing an exemption from or reduction in U.S. federal withholding tax with respect to royalty payments made under this Agreement.
Section 1.17Seller Monetization Transaction. The Seller shall provide reasonable (and at least [***] ([***]) Business Days’) prior written notice to the Buyer before entering into any contract or arrangement with respect to a Seller Monetization Transaction which relates, in whole or in part, to the Retained Royalty.
Article 7
CONFIDENTIALITY
Section 1.1Confidentiality. Except as provided in this Article 7 or otherwise agreed in writing by the parties, the parties hereto agree that, during the term of this Agreement and for five (5) years thereafter, each party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to the Existing Confidentiality Agreement (as defined below) or this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:
(a)was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;
(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;
(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;
(d)is independently developed by the Receiving Party or any of its Affiliates, as evidenced by written records, without the use of or reference of the Confidential Information; or
(e)is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party without obligations of confidentiality with respect thereto.
Section 1.2Authorized Disclosure.
(a)Either party may disclose Confidential Information with the prior written consent of the Disclosing Party or to the extent such disclosure is reasonably necessary in the following situations:
(i)prosecuting or defending litigation;
(ii)complying with applicable laws and regulations, including regulations promulgated by securities exchanges;

(iii)complying with a valid order of a court of competent jurisdiction or other Governmental Entity;
(iv)for regulatory, tax or customs purposes;
(v)for audit purposes, provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure;
(vi)disclosure to its Affiliates and Representatives on a need-to-know basis, provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure; or
(vii)disclosure to its actual or potential investors and co-investors, and other sources of funding, including debt financing, or potential partners, collaborators or acquirers, and their respective accountants, financial advisors and other professional representatives, provided, that such disclosure shall be made only to the extent customarily required to consummate such investment, financing transaction partnership, collaboration or acquisition and that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure.
(b)Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 7.2(a)(i), (ii), (iii) or (iv), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use reasonable efforts to secure confidential treatment of such information. In any event, the Buyer shall not file any patent application based upon or using the Confidential Information of Seller provided hereunder.
Section 1.3Termination of Confidentiality Agreement. Effective upon the date hereof, that certain Confidential Disclosure Agreement, dated September 20, 2022, between RP Management LLC and the Seller (the “Existing Confidentiality Agreement”) shall terminate and be of no further force or effect, and shall be superseded by the provisions of this Article 7.
Article 8
INDEMNIFICATION
Section 1.1General Indemnity. Subject to Section 8.3, from and after the Closing:
(a)the Seller hereby agrees to indemnify, defend and hold harmless the Buyer and its Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Buyer Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from (i) (x) any breach of any of the representations or warranties (in each case, when made) of the Seller in this Agreement, or (y) any breach of any of the covenants or agreements of the Seller in this Agreement; provided, however, that the foregoing clause (i) shall exclude any indemnification to any Buyer Indemnified Party solely to the extent (1) that it has the effect of imposing on the Seller any liability to make payments of or in lieu of the Royalty because of any Credit Event, (2) that it results from the failure of Licensee to perform any of its obligations under the License

Agreement, unless directly resulting from the breach or default by the Seller of or under the License Agreement or this Agreement, (3) resulting from the gross negligence, willful misconduct, or fraud of any Buyer Indemnified Party, or (4) resulting from acts or omissions of the Seller or any of its Affiliates solely based upon, and in conformity with, the Buyer’s express written instructions; or (ii) the matter set forth on Schedule 4.9(a)(ii) of the Disclosure Schedule and any Losses related to such matter.
(b)the Buyer hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates and its and their directors, officers, agents and employees (the “Seller Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Seller Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of the Buyer in this Agreement or (ii) any breach of any of the covenants or agreements of the Buyer in this Agreement; provided, however, that the foregoing shall exclude any indemnification to any Seller Indemnified Party solely to the extent (y) resulting from the gross negligence, willful misconduct, or fraud of any Seller Indemnified Party, or (z) resulting from acts or omissions of the Buyer or any of its Affiliates solely based upon, and in conformity with, the Seller’s express written instructions.
Section 1.2Notice of Claims. If either a Buyer Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (such Buyer Indemnified Party on the one hand and such Seller Indemnified Party on the other hand being hereinafter referred to as an ”Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this Article 8, the Indemnified Party shall so notify the other party from whom indemnification is sought under this Article 8 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by a Third Party with respect to which an Indemnified Party intends to claim any Loss under this Article 8, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 8.2 shall not limit the obligation of the Indemnifying Party under this Article 8, except to the extent such Indemnifying Party is actually prejudiced thereby.
Section 1.3Limitations on Liability. No party hereto shall be liable for any indirect, consequential, punitive, special or incidental damages as a result of any breach or violation of any covenant or agreement of such party (including under this Article 8) in or pursuant to this Agreement. Notwithstanding the foregoing, the Buyer shall be entitled to make indemnification claims, in accordance with the procedures set forth in this Article 8, for Losses that include any portion of the Purchased Royalty that the Buyer was entitled to receive but did not receive timely or at all due to any indemnifiable events under this Agreement, and such portion of the Purchased Royalty shall not be deemed indirect, consequential, punitive, special or incidental damages for any purpose of this Agreement. For the avoidance of doubt, the Seller shall have no liability to the Buyer for any Permitted Reduction or Credit Event.
Section 1.4Third Party Claims. Following the receipt of notice provided by an Indemnified Party pursuant to Section 8.2 of the commencement of any action, suit or proceeding against such Indemnified Party by a Third Party with respect to which such Indemnified Party intends to claim any Loss under this Article 8, an Indemnifying Party shall have the right to defend such claim, at such Indemnifying Party’s expense and with counsel of its choice reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such claim, the Indemnified Party shall, at the request of the Indemnifying Party, use commercially reasonable efforts to cooperate in such defense; provided that the Indemnifying Party shall bear the Indemnified Party’s reasonable out-of-pocket costs and expenses incurred in connection with such cooperation. So long as the Indemnifying Party is conducting the defense of such claim as provided in this Section 8.4, the Indemnified Party may retain separate co-counsel at its expense and may participate in the defense of such claim. The Indemnifying Party shall not consent to the entry of any Judgment or enter into any settlement with respect to such claim without the prior written consent of the Indemnified Party unless such Judgment or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief (if any) for the claimant (other than customary and reasonable confidentiality obligations relating to such claim, Judgment or settlement), (ii) results in the full and general release of the Indemnified Party from all liabilities arising out of, relating to or in connection with such claim and (iii) does not involve a finding or admission of any violation of any law, rule, regulation or Judgment, or the rights of any Person, and has no effect on any other claims that may be made against the Indemnified Party. In the event the Indemnifying Party does not or ceases to conduct the defense of such claim as so provided, (x) the Indemnified Party may defend against, and consent to the entry of any Judgment or enter into any settlement with respect to, such claim in any manner it may reasonably deem to be appropriate, (y) subject to the limitations set forth in Section 8.3, the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the reasonable out-of-pocket costs of defending against such claim, including reasonable attorneys’ fees and expenses against reasonably detailed invoices, and (z) the Indemnifying Party shall remain responsible for any Losses the Indemnified Party may suffer as a result of such claim to the full extent provided in this Article 8.
Section 1.5Exclusive Remedy. Except as set forth in Section 10.10, from and after Closing, the rights of the parties hereto pursuant to (and subject to the conditions of) this Article 8 shall be the sole and exclusive remedy of the parties hereto and their respective Affiliates with respect to any claims (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties, covenants and agreements made under this Agreement or any certificate, document or instrument delivered hereunder, and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert after Closing, any other claim or action in respect of any such breach. Notwithstanding the foregoing, claims for common law fraud shall not be waived or limited in any way by this Article 8.
Section 1.6Tax Treatment of Indemnification Payments. For all purposes hereunder, any indemnification payments made pursuant to this Article 8 will be treated as an adjustment to the Purchase Price for U.S. federal income tax purposes to the fullest extent permitted by applicable law, except to the extent otherwise required pursuant to a “determination,” within the meaning of Section 1313(a) of the U.S. Internal Revenue Code of 1986, as amended.
Article 9
TERMINATION
Section 1.1Grounds for Termination. This Agreement may be terminated at any time by mutual written agreement of the Buyer and the Seller.
Section 1.2Automatic Termination. Unless earlier terminated as provided in Section 9.1, this Agreement shall continue in full force and effect until sixty (60) days after the full satisfaction of any amounts due under the License Agreement to the Seller and any payments in respect of the Purchased Royalty due under this Agreement to the Buyer, at which point this

Agreement shall automatically terminate, except with respect to any rights and obligations that shall have accrued prior to such termination.
Section 1.3Survival. Notwithstanding anything to the contrary in this Article 9, the following provisions shall survive termination of this Agreement: Section 2.3 (True Sale), Section 6.1 (Disclosures), Section 6.2 (Payments Received in Error), Section 6.4 (Interest on Overdue Payments), Section 6.6 (Inspections and Audits of Licensee) (for the period set forth in Section 4.4 of the License Agreement), Article 7 (Confidentiality) (for the period set forth in Section 7.1), Article 8 (Indemnification), this Section 9.3 (Survival) and Article 10 (Miscellaneous). Termination of this Agreement shall not relieve any party hereto of liability in respect of breaches under this Agreement by such party on or prior to termination. In addition, in the event the License Agreement is terminated prior to the date on which all Patents within the Licensed Patents have expired or been abandoned, Section 6.12 (New Arrangements) shall survive the termination of this Agreement.

Article 10
MISCELLANEOUS
Section 1.1Notices. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 10.1:
If to the Seller or the Seller Parent:
PureTech Health LLC
6 Tide Street, 4th Floor
Boston, MA 02210
Attention: President
Email: [***]

With a copy to Legal Department at the above address
And with a copy to:
Sills Cummis & Gross P.C.
One Riverfront Plaza
Newark, NJ 07102
Attention: [***]
Email: [***]

If to the Buyer:
RP Management, LLC
110 E. 59th Street, Suite 3300
New York, New York 10022
Attention: General Counsel
Email: [***]

With a copy to:
Gibson, Dunn & Crutcher LLP
555 Mission Street
San Francisco, CA 94105

Attention: [***]
Email: [***]

All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when received by a recipient, if sent by email, with such receipt to be effective the date acknowledged by such recipient, or (iii) one Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.
Section 1.2Expenses. Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by the party hereto incurring such fees, costs and expenses.
Section 1.3Assignment. The Seller shall not sell, assign or otherwise transfer all or any portion of its interest (including its rights or obligations) under this Agreement to any Person, including by contract, operation of law, merger, change of control, or otherwise, unless in connection therewith (i) such Person acquires all of the Seller’s interest in all of the Licensed Products, Licensed Patents, the License Agreement and this Agreement and (ii) prior to closing any such transaction, the Seller causes such Person to first enter into an assumption agreement with the Buyer in substantially the form attached hereto as Exhibit G in which (x) if such Person is not Licensee, such Person assumes all of the obligations of the Seller to the Buyer under this Agreement, and (y) if such Person is Licensee, Licensee assumes all of the obligations of the Seller to the Buyer hereunder and agrees to pay the Purchased Royalty to the Buyer notwithstanding any subsequent termination of the License Agreement by Licensee. Notwithstanding the foregoing, the Seller may sell, assign or otherwise transfer its right to receive any or all of the Additional Purchase Price Payments under this Agreement to any Person without the written consent of the Buyer; provided that the Seller gives prompt written notice of such sale, assignment or transfer to the Buyer. Following the Closing, the Buyer may assign this Agreement, provided that (1) the Buyer promptly notifies the Seller of such assignment, (2) the Buyer shall not assign this Agreement to any biopharmaceutical company competitor of the Seller without the Seller’s prior written consent, and (3) no such assignment shall relieve the Buyer of its obligations under this Agreement to pay any Additional Purchase Price Payments when due. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns. Any purported assignment in violation of this Section 10.3 shall be null and void.
Section 1.4Amendment and Waiver.
(a)This Agreement may be amended, modified or supplemented only in a writing signed by each of the parties hereto. Any provision of this Agreement may be waived only in a writing signed by the parties hereto granting such waiver.
(b)No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.
Section 1.5Entire Agreement. This Agreement, the Exhibits annexed hereto and the Disclosure Schedule constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.

Section 1.6No Third Party Beneficiaries. This Agreement is for the sole benefit of the Seller and the Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder; except that the Indemnified Parties shall be third party beneficiaries of the benefits provided for in Article 8.
Section 1.7Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
Section 1.8JURISDICTION; VENUE.
(a)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BUYER AND THE SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE BUYER AND THE SELLER HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE BUYER AND THE SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. THE BUYER AND THE SELLER AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE BUYER OR THE SELLER IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 10.1 HEREOF.
(b)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF. EACH OF THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(c)EACH PARTY HERETO HEREBY JOINTLY AND SEVERALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT DELIVERED HEREUNDER OR IN CONNECTION HEREWITH, OR ANY TRANSACTION ARISING FROM OR CONNECTED TO ANY OF THE FOREGOING. EACH OF THE PARTIES HERETO REPRESENTS THAT THIS WAIVER IS KNOWINGLY, WILLINGLY, AND VOLUNTARILY GIVEN.

Section 1.9Severability. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.
Section 1.10Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto may be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, notwithstanding Section 8.5, each of the parties hereto agrees that, without posting bond or other undertaking, the other parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to seek to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties hereto and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party hereto further agrees that, in the event of any action for specific performance in respect of such breach or violation, it shall not assert the defense that a remedy at law would be adequate.
Section 1.11Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by email or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.
Section 1.12Relationships of the Parties. The relationship between the Buyer and the Seller is solely that of purchaser and seller, and neither the Buyer nor the Seller has any fiduciary or other special relationship with the other party hereto or any of its Affiliates. This Agreement is not a partnership or similar agreement, and nothing contained herein shall be deemed to constitute the Buyer and the Seller as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. The Buyer and the Seller agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Entity.
Section 1.13Seller Parent Guarantee. The Seller Parent hereby guarantees to the Buyer the full and timely performance of all of the obligations of the Seller under this Agreement (the “Guaranteed Obligations”). This is a guarantee of performance, and not merely of collection, and the Seller Parent acknowledges and agrees that this guarantee is full and unconditional, and no amendment, modification, release or extinguishment of the Seller’s obligations or liabilities, whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee. The Seller Parent hereby waives, for the benefit of the Buyer, (i) any right to require the Buyer, as a condition of performance by the Seller Parent, to proceed in any legal action against the Seller or pursue any other remedies whatsoever and (ii) to the fullest extent permitted by applicable law, any defenses or benefits that may be derived from or afforded by any law that limits the liability of or exonerates guarantors or sureties, other than defense of performance in full of the Guaranteed Obligations. The Seller Parent will reimburse the Buyer for all reasonable and documented out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the Buyer in connection with the enforcement of its rights under this Section 10.13. If all or any part of any payment to or for the benefit of the Buyer in respect of a Guaranteed Obligation is invalidated, declared to be fraudulent or preferential or set aside and, in each such case, required for any reason to be repaid or paid to a trustee, receiver or other Person that is not the Buyer, the Guaranteed Obligations that otherwise would have been satisfied by that payment or partial payment will be revived and will continue in full force and effect as if that payment had not been made. The Seller Parent understands and acknowledges that the Buyer is relying on this guarantee and the representations and warranties of the Seller Parent in Article 4 in entering into this Agreement.
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IN WITNESS WHEREOF, the parties hereto have caused this Royalty Purchase Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

PURETECH HEALTH LLC

By:	/s/ Bharatt Chowrira
Name: Bharatt Chowrira
Title: President, PureTech Health
Solely for purposes of Article 4 and Section 10.13, PURETECH HEALTH PLC By: /s/_Bharatt Chowrira __________________________ Name: Bharatt Chowrira Title: President, PureTech Health

ROYALTY PHARMA INVESTMENTS 2019 ICAV

By:	RP Management, LLC, its Manager and lawfully appointed attorney

By:	/s/ Arthur McGivern
Name: Arthur McGivern
Title: Executive Vice President, Investments & General Counsel

[SIGNATURE PAGE TO THE ROYALTY PURCHASE AGREEMENT]